Exhibit 10.16

September 29, 2014

Daniel Schulman

c/o eBay Inc.

2065 Hamilton Avenue

San Jose, California 95125

Dear Dan:

eBay Inc. (the “Company” or “eBay”) is pleased to offer you, on the terms and conditions set forth in this offer letter (this “Letter”), the exempt position of President, PayPal, Inc., a wholly owned subsidiary of the Company (“PayPal, Inc.”), reporting directly to the President and Chief Executive Officer of eBay. As President of PayPal, Inc. you will be responsible for managing the performance of the PayPal business unit, including financial performance, product development, and all operations of the business unit. In addition, the Company confirms that if the Company elects to spin-off PayPal, Inc. through the dividend of PayPal, Inc. shares to existing shareholders of the Company or through other means (a “Spin-Off”), then you will, effective on the date of the Spin-Off, become President and Chief Executive Officer of the publicly traded PayPal, Inc. entity (such entity, “PayPal”, and such position, “PayPal CEO”). In the role of PayPal CEO, you shall report solely and directly to the Board of Directors of PayPal (the “PayPal Board”). The Company will also cause you to be appointed as a member of the PayPal Board, effective immediately prior to the effective date of the Spin-Off, with a term of office no less than that of the longest term of any other PayPal Board member. For so long as you remain PayPal CEO, you may be nominated to the PayPal Board and, if re-elected, you shall serve as a member of the PayPal Board without additional consideration. The terms and conditions of this Letter have been approved by the Compensation Committee of the Board of Directors of eBay (the “Compensation Committee”).

Compensation as PayPal, Inc. President

Cash Compensation. As PayPal, Inc. President, you will be paid a bi-weekly salary of $34,615.39, which is equivalent to an annualized rate of base salary (your “annual base salary”) of $900,000. You will also be eligible to participate in the eBay Incentive Plan (eIP) available to employees in positions comparable to yours. Payouts under the plan for Presidents are based on individual achievements as well as Company performance and are paid on an annual cycle. Your annual target bonus opportunity (your “target bonus opportunity”) for the eIP is 175% of your base salary (i.e., $1,575,000). To be eligible to receive any eIP bonus, you must be employed for a full calendar quarter in the applicable fiscal year and you must be actively employed on the date the bonus is paid, except as otherwise provided herein. The payment of any bonus is subject to the terms and conditions of the eIP. The Company reserves the right to amend, change or cancel the eIP at its sole discretion, provided that the Company does so for all similarly situated executives of eBay.

Equity Compensation. The grant of all eBay restricted stock units (“RSUs”), eBay performance-based restricted stock units (“PBRSUs”), and options to purchase shares of eBay’s common stock (“Options”) described in this Letter is subject to the grant by the Compensation Committee and subject to your continued employment with an eBay company on the applicable grant dates, except as otherwise provided herein. Awards are described in this Letter as a dollar value and the number of shares of eBay common stock subject to each award will be determined as follows: (i) for RSUs, by dividing the dollar value by the average of the closing prices of eBay common stock as reported on the NASDAQ Global Select Market for the period of 10 consecutive trading days ending on (and including) the last trading day prior to the grant date (the “Average eBay Closing Price”), and rounding down to the nearest whole number of shares of eBay common stock, (ii) for PBRSUs, by dividing the earned dollar amount, if any, by the Average eBay Closing Price, and rounding down to the nearest whole number of shares of eBay common stock and (iii) for Options, by dividing the dollar value by the Average eBay Closing Price, multiplying the resultant total by 3, and rounding down to the nearest whole number of shares of eBay common stock. The exercise price for all Options will be no less than the fair market value of eBay’s common stock on the applicable date of grant, as determined by the Compensation Committee.

Initial Awards. Upon commencement of your employment with eBay, you will be granted a combination of RSUs (the “Initial RSU Award”), PBRSUs (the “Initial PBRSU Award”), and Options (the “Initial Option Award”) and, together with the Initial RSU Award and the Initial PBRSU Award, the “Initial Awards”, all to be granted under the Company’s 2008 Equity Incentive Plan (the “Plan”) pursuant to the terms described in the following paragraphs. Such Initial Awards will be granted on the 15th day of the month following the month in which you commence employment with the Company.

You will be granted the Initial RSU Award valued at $4,500,000, subject to the terms and conditions of the Plan, as well as the terms and conditions of the RSU agreement (which will be provided to you as soon as practicable after the grant date). The Initial RSU Award will vest and become non-forfeitable (assuming your continued employment as provided below on each vesting date) over four years at the rate of 25% a year on each anniversary of the date of grant, subject to necessary withholding for applicable taxes.

You will be granted the Initial PBRSU Award with a target value of $2,700,000, subject to the terms and conditions of the Plan, as well as the terms and conditions of the applicable PBRSU agreement (which will be provided to you as soon as practicable after the grant date). The Initial PBRSU Award will be earned based on performance over the period January 1, 2014 through December 31, 2015. The actual number of shares of eBay common stock that will be subject to the Initial PBRSU Award to be granted, if any, will be determined based on achievement during such period of Company performance goals determined by the Compensation Committee and will be subject to the terms and conditions of the performance plan approved by the Compensation Committee. The Initial PBRSU Award will be granted in early 2016 and will vest and become non-forfeitable (assuming your continued employment as provided below on each vesting date) as follows: 50% of the shares subject to the award on the grant date and the remaining 50% of the shares subject to the award on the first anniversary of the grant date, subject to necessary withholding for applicable taxes.

Finally, you will be granted the Initial Option Award valued at $1,800,000, subject to the terms and conditions of the Plan, as well as the terms and conditions of the stock option agreement (which will be provided to you as soon as practicable after the grant date). Generally, the Initial Option Award will vest and become exercisable (assuming your continued employment as provided below on each vesting date) over four years at the rate of 25% of the shares subject to the Initial Option Award on the first anniversary of the grant date and, at the end of each month thereafter, with respect to an additional 1/48 of the shares subject to the Initial Option Award.

Focal Awards. You will be granted a combination of RSUs, PBRSUs and Options (collectively, “Focal Awards”), pursuant to the terms described in the following paragraphs, at the same time that annual 2015 equity awards are granted to senior executives of the Company, expected to be in April, 2015.

You will be granted an award of RSUs valued at $2,700,000 (the “Focal RSU Award”), subject to the terms and conditions of the Plan, as well as the terms and conditions of the Focal RSU agreement (which will be provided to you as soon as practicable after the grant date). The Focal RSU Award will vest and become non-forfeitable (assuming your continued employment as provided below on each vesting date) over four years at the rate of 25% a year on each anniversary of the date of grant, subject to necessary withholding for applicable taxes.

You will be granted an award of PBRSUs with a target value of $4,500,000 (the “PBRSU Focal Award”), subject to the terms and conditions of the Plans, as well as the terms and conditions of the applicable agreement (which will be provided to you as soon as practicable after the grant date). The PBRSU Focal Award will be earned based on performance over the period January 1, 2015 through December 31, 2016. The actual number of shares of eBay common stock that will be subject to the PBRSU Focal Award to be granted, if any, will be determined based on achievement during such period of Company performance goals determined by the Compensation Committee and will be subject to the terms and conditions of the performance plan approved by the Compensation Committee. The PBRSU Focal Award will be granted in early 2017 and will vest and become non-forfeitable (assuming your continued employment as provided below on the vesting date) as to 100% of the shares subject to the award on the first anniversary of the grant date, subject to necessary withholding for applicable taxes.

Finally, you will be granted an Option valued at $1,800,000 (the “Focal Option Award”), subject to the terms and conditions of the Plan, as well as the terms and conditions of the Focal Option Award agreement (which will be provided to you as soon as practicable after the grant date). Generally, the Focal Option Award will vest and become exercisable (assuming your continued employment with an eBay company on each vesting date) over four years at the rate of 12.5% of the shares subject to the Focal Option Award at the end of the 6th calendar month following the grant date, and, at the end of each month thereafter, with respect to an additional 1/48 of the shares subject to the Focal Option Award.

Equity Make-Good Award. In recognition of the equity compensation you will forfeit when you leave your current employer, you will be granted the following awards of RSUs (the “Make-good RSU Awards”):

(i) An award of RSUs valued at $4,143,503, to be granted subject to the terms and conditions of the Plan, as well as the terms and conditions of the RSU agreement (which will be provided to you as soon as practicable after the grant date), which will vest and become non-forfeitable (assuming your continued employment as described below on the vesting date) on December 24, 2014, subject to necessary withholding for applicable taxes; and

(ii) An award of RSUs valued at $4,071,429, to be granted subject to the terms and conditions of the Plan, as well as the terms and conditions of the RSU agreement (which will be provided to you as soon as practicable after the grant date), which will vest and become non-forfeitable (assuming your continued employment as described below on the vesting date) on January 28, 2016, subject to necessary withholding for applicable taxes.

In addition to the foregoing, your Make-good RSU Awards (and the shares of eBay common stock that you receive upon vesting of such awards) will not be subject to eBay’s executive stock ownership guidelines and the limitations on sale thereunder.

Effects of Spin-Off. All awards on eBay common stock granted to you under the Plan (“eBay equity awards”) and described above will vest as described above subject to your continued employment through each applicable vesting date with PayPal, Inc. until the Spin-Off. Upon the Spin-Off, all then outstanding eBay equity awards granted to you that are outstanding as of the effective date of the Spin-Off (including, for this purpose, any PBRSU awards for which the applicable performance period has not ended and Option grants (whether vested or unvested), and all other then outstanding unvested RSUs, will be converted into options, restricted stock units and performance restricted stock units, respectively, covering shares of PayPal stock using an equitable adjustment formula (with any performance criteria that may be applicable to the awards to also be appropriately adjusted), and thereafter will continue to vest as described above subject to your continued employment through each same applicable vesting date with PayPal and otherwise on terms and conditions, determined by the Company, but in all events with respect to the eBay equity awards granted pursuant to this Letter, such terms and conditions shall remain consistent with the terms and conditions of such eBay equity awards as provided in this Letter.

Make-Good Cash Payments. In recognition of certain compensation that you will not receive, or will forfeit, when you leave your current employer, you will be entitled to receive the following payments, subject to the following terms:

(i) An equity clawback make-good payment (the “Equity Clawback Make-good Payment”) to cover the actual amount you are required to repay your current employer, if any, to cover the pretax income you may have recognized on restricted stock units that became vested, and/or stock options that were exercised, in the 24 months prior to your termination of employment, up to a total amount of $10,496,388. You agree to work with the Company’s counsel to negotiate with your current employer to avoid the imposition of the clawback to the extent possible. The Equity Clawback Make-good Payment, less deductions and applicable taxes, will be paid to you within one pay period of when you provide the Company with written evidence from your current employer of the amount of the repayment to your current employer that you are required to repay (and in no event later than 2  1⁄2 months following the end of the year in which you are required to repay your current employer);

(ii) A bonus make-good payment (the “Bonus Make-good Payment”) to cover the annual bonus that your current employer is not expected to pay you in respect of its’ current fiscal year, in a lump sum equal to $3,631,250. The Bonus Make-good Payment will be paid to you on December 24, 2014, subject to your continued employment on the payment date; provided, that if you are paid a bonus from your current employer for its current fiscal year performance (your “Prior Employer Bonus”), then you will not be entitled to receive the Bonus Make-good Payment, to the extent of the gross amount of your Prior Employer Bonus, and, if such Prior Employer Bonus is paid to you after you receive payment of the Bonus Make-good Payment, you shall return a corresponding amount back to eBay within thirty (30) days thereafter;

(iii) A cash payment of $2,600,000 (the “Portfolio Grant Make-good Payment”), which will vest and be paid 50% on December 24, 2014 and 50% on February 15, 2016, subject to your continued employment with an eBay company on each vesting date; provided, that if your current employer does not cause you to forfeit the cash-based incentive “portfolio” awards held by you as of your termination of employment, then you will not be entitled to receive the Portfolio Make-good Payment; and

(iv) A lump sum cash payment of $3,626,537 (the “Vested Option Make-good Payment”, and together with the Equity Clawback Make-good Payment, the Bonus Make-good Payment and the Portfolio Grant Make-good payment, the “Make-good Payments”) which shall be paid within two payroll periods of your commencement of employment with the Company; provided, that, if you are not required to forfeit all or a portion of the vested stock options that you hold on the stock of your current employer as of the date of your termination of employment with such employer (your “Prior Employer Options”), then you will only be entitled to receive that portion of the Vested Option Make-good Payment that corresponds to the value of the portion of your Prior Employer Options that you have been required to forfeit, with such value determined using the same assumptions and methodology as were used to calculate the entire amount of the Vested Option Make-good Payment.

Employee Benefits. You will be entitled to the employee welfare and retirement benefits that eBay customarily makes available to employees in positions comparable to yours, in accordance with the terms of the benefit plans as in effect from time to time.

Also, enclosed is the eBay Insider Trading Agreement, which outlines the procedures and guidelines governing securities trades by Company personnel. Please review this agreement carefully, execute the certification and return it to me.

Relocation. The Company will (1) provide a reasonable allowance to cover the cost to you of temporary housing for you in the Bay area through the earlier of nine months following your employment date or the date you purchase a residence and (2) reimburse you for the cost of transportation, including air travel (business class) and reasonable related travel expenses, for you or the equivalent cost for a family member, to and from the Bay area, for up to 26 round trips per calendar year (pro-rated from your start date with eBay through December 31 2014) . All such reimbursements will be provided to you by no later than the end of the calendar year following the year in which the expenses to which they relate are incurred, in accordance with applicable tax rules.

eBay will also assist with expenses incurred for your relocation from New York to the Bay area under the terms of eBay’s relocation assistance program for employees in positions comparable to yours.

Compensation as PayPal CEO

Cash Compensation. Effective immediately following the Spin-Off, your salary as PayPal CEO shall be at a bi-weekly rate of at least $38,461.54, which is equivalent to an annual base salary of $1,000,000. Also following the Spin-Off, as PayPal CEO you will be eligible to participate in the annual incentive payment plan established for PayPal senior executives immediately prior to the Spin-Off (the “Bonus Plan”). It is anticipated that payouts under the Bonus Plan will be based on individual achievements as well as PayPal performance and will be paid on an annual cycle. Following the Spin-Off, your annual target bonus opportunity under the Bonus Plan will be at least 200% of your base salary. To be eligible to receive any Bonus Plan bonus, you must be employed for a full calendar quarter in the applicable year and you must be actively employed on the date the bonus is paid. The payment of any Bonus Plan bonus will be subject to the terms and conditions of the Bonus Plan.

Equity Compensation. You will be granted eBay equity awards pursuant to an equity compensation subplan to be established in contemplation of the Spin-Off (the “PayPal Plan”), subject to, and effective immediately prior to, the Spin-Off (the “Spin-Off Awards”). The terms of the grant of the Spin-Off Awards will be subject to the approval of the Compensation Committee and the grant will be subject to your continued employment with eBay on the applicable grant date(s). The grants will be made immediately prior to the Spin-Off as eBay equity awards but will be converted into awards on PayPal common stock in the same method and manner as described above under “Effects of Spin-Off”. It is currently contemplated that the Spin-Off Awards will be in the following forms and amounts, which may be altered by the Compensation Committee in its discretion, provided that the Spin-Off Awards shall have an aggregate grant date dollar value of $2,000,000, and vesting schedules that end no later than the fourth anniversary of the effective date of the Spin-Off:

(i) An award of RSUs valued at $600,000, to be granted under the PayPal Plan (“PayPal RSUs”), as well as the terms and conditions of a PayPal RSU agreement (which will be provided to you as soon as practicable after the grant date). The award of PayPal RSUs will vest and become non-forfeitable (assuming your continued employment with a PayPal company on each vesting date) over four years at the rate of 25% a year on each anniversary of the date of grant, subject to necessary withholding for applicable taxes;

(ii) An award of PBRSUs with a target value of $1,000,000, to be granted under the PayPal Plan (the “PayPal PBRSU Award”), as well as the terms and conditions of a PayPal PBRSU agreement (which will be provided to you as soon as practicable after the grant date). The PayPal PBRSU Award will be earned based on performance over an established period ending December 31, 2016. The actual number of shares of PayPal common stock that will be subject to the PayPal PBRSU Award to be granted, if any, will be determined based on achievement during such period of PayPal performance goals determined by the PayPal Compensation Committee and will be subject to the terms and conditions of the performance plan approved by the PayPal Compensation Committee. The PayPal PBRSU Award will be granted in early 2017 and will vest and become non-forfeitable (assuming your continued employment with a PayPal company on the vesting dates) as follows: 100% of the shares on the first anniversary of the grant date, subject to necessary withholding for applicable taxes; and

(iii) An Option award valued at $400,000, to be granted under the PayPal Plan (the “PayPal Option”), as well as the terms and conditions of a PayPal Option agreement (which will be provided to you as soon as practicable after the grant date). Generally, the PayPal Option will vest and become exercisable (assuming your continued employment with a PayPal company on each vesting date) over four years at the rate of 12.5% of the shares subject to the PayPal Option at the end of the 6th calendar month following your start date as PayPal CEO, and, at the end of each month thereafter, with respect to an additional 1/48 of the shares subject to the PayPal Option.

Employment Requirements; At-Will Employment. Under federal immigration laws, the Company is required to verify each new employee’s identity and legal authority to work in the United States. Accordingly, please be prepared to furnish appropriate documents satisfying those requirements; this offer of employment is conditioned on submission of satisfactory documentation. Enclosed is a list of the required documents.

Your employment with the Company is “at-will” and either you or the Company may terminate your employment at any time, with or without cause or advance notice. The at-will nature of the employment relationship can only be changed by written agreement signed by eBay’s President and Chief Executive Officer.

Severance Protections.

Although your employment with the Company shall be “at-will” as set forth above, you may be entitled to severance protection in certain circumstances, as described below, subject in all instances to you executing and not revoking the Company’s standard form of release (which shall also contain customary exceptions for your continued indemnification and coverage under D&O policies, exclusions for vested benefits under retirement and welfare benefit plans and equity incentive plans, and reasonable post-employment cooperation covenants (but for the avoidance of doubt no restrictive covenants or other covenants imposing limitations on your post-employment activities) (the “Release”) within 60 days after the date of your termination of employment:

Prior to the Spin-Off: Termination Outside a Change in Control Period. If, prior to the Spin-Off and outside a Change in Control Period (as defined below), your employment is involuntarily terminated by the Company other than for Cause (as defined below) or if you voluntarily resign for Good Reason (as defined below), then the Company shall provide you with (a) the Accrued Benefits (as defined below) and (b) a lump sum severance payment, payable not later than 30 days after you execute the Release and any revocation period has expired (which, if such payment date could straddle two calendar years, must occur in the later calendar year), in an amount equal to the sum of:

(i) two times the sum of (a) your Annual Base Salary (as defined below) and (b) your Bonus Amount (as defined below);

(ii) any Make-good Cash Payments that are owed to you pursuant to the terms of this Letter and have not yet been paid as of the date of your termination of employment; and

(iii) notwithstanding any election you may have made to defer any portion of any RSUs or PBRSUs, a cash amount equal to the value of the unvested Initial Awards and unvested Make-good RSU Awards outstanding as of the date of your termination of employment (with such value calculated based on the Valuation Assumptions (as defined below)).

In addition, if you are receiving the severance payments and benefits hereunder because of your voluntary resignation due to a Spin Failure Good Reason (as defined in the definition of “Good Reason” below), or because your employment was involuntarily terminated by the Company other than for Cause during the 30-day period ending on, or the 60-day period beginning on, the date that a Spin Failure Good Reason occurs, you will also receive a cash amount equal to the value of any other eBay equity awards that are outstanding and unvested as of the date of such resignation which, but for such resignation, otherwise would have become vested pursuant to their respective vesting schedules within 24 months following the date of such resignation (with such value calculated based on the Valuation Assumptions). This payment will be made at the same time (and subject to the same conditions) as the other payments provided for above.

Prior to a Spin-Off: Termination During a Change in Control Period. If, prior to the Spin-Off and during a Change in Control Period, your employment is involuntarily terminated by the Company other than for Cause or if you voluntarily resign for Good Reason, then the Company shall provide you with (a) the Accrued Benefits and (b) a lump sum severance payment, payable not later than 30 days after you execute the Release and any revocation period has expired (which, if such payment date could straddle two calendar years, must occur in the later calendar year), in an amount equal to the sum of:

(i) two times the sum of (a) your Annual Base Salary and (b) your Bonus Amount;

(ii) any Make-good Cash Payments that are owed to you pursuant to the terms of this Letter and have not yet been paid as of the date of your termination of employment; and

(iii) notwithstanding any election you may have made to defer any portion of any RSUs or PBRSUs, a cash amount equal to the value of all eBay equity awards that are outstanding and unvested as of the date of your termination of employment (with such value calculated based on the Valuation Assumptions).

On and After the Spin-Off; Termination Outside a Change in Control Period. If, on or after the Spin-Off and outside a Change in Control Period, your employment as PayPal CEO is terminated by PayPal without Cause or if you voluntarily resign for Good Reason, then PayPal shall provide you with (a) the Accrued Benefits and (b) a lump sum severance payment, payable not later than 30 days after you execute a release of claims against PayPal (in the same form as the Release but inuring to the benefit of PayPal, the “PayPal Release”), and any revocation period has expired (which, if such payment date could straddle two calendar years, must occur in the later calendar year), in an amount equal to the sum of:

(i) two times the sum of (a) your Annual Base Salary and (b) your Bonus Amount;

(ii) any Make-good Cash Payments that are owed to you pursuant to the terms of this Letter and have not yet been paid as of the date of your termination of employment; and

(iii) notwithstanding any election you may have made to defer any portion of any RSUs or PBRSUs, a cash amount equal to the value of any outstanding and unvested Initial Awards and unvested Make-good RSU Awards (as converted into PayPal awards in connection with the Spin-Off as provided above under “Effects of Spin-Off”) outstanding as of the date of your termination of employment (with such value calculated based on the Valuation Assumptions); and

(iv) notwithstanding any election you may have made to defer any portion of any RSUs or PBRSUs, a cash amount equal to the value of any other eBay equity awards (as converted into PayPal awards in connection with the Spin-Off as provided above under “Effects of Spin-Off”), that are outstanding and unvested as of the date of your termination of employment which, but for such termination, otherwise would have become vested pursuant to their respective vesting schedules within 12 months following the date of such termination (with such value calculated based on the Valuation Assumptions).

On and After the Spin-Off; Termination During a Change in Control Period. If, on or after the Spin-Off and during a Change in Control Period, your employment as PayPal CEO is terminated by PayPal without Cause or if you voluntarily resign for Good Reason, then PayPal shall provide you with (a) the Accrued Benefits and (b) a lump sum severance payment, payable not later than 30 days after you execute the PayPal Release and any revocation period has expired (which, if such payment date could straddle two calendar years, must occur in the later calendar year), in an amount equal to the sum of:

(i) two times the sum of (a) your Annual Base Salary and (b) your Bonus Amount;

(ii) any Make-good Cash Payments that are owed to you pursuant to the terms of this Letter and have not yet been paid as of the date of your termination of employment; and

(iii) notwithstanding any election you may have made to defer any portion of any RSUs or PBRSUs, a cash amount equal to the value of all then unvested PayPal equity awards that are outstanding and unvested as of the date of termination of employment, including all eBay equity awards that were converted into PayPal awards in connection with the Spin-Off as provided above under “Effects of Spin-Off” (with such value calculated based on the Valuation Assumptions).

Special Treatment of Equity Awards on Death/Permanent Disability

In the event that your employment with eBay or PayPal, as applicable, terminates due to your death or disability (within the meaning of the applicable employer’s long-term disability plan), within thirty (30) days after the date of such termination of employment, you will receive a cash payment equal to the value of any eBay equity awards that were outstanding and unvested as of the date of such termination which, but for such termination, otherwise would have become vested pursuant to their respective vesting schedules within 24 months following the date of such termination (with such value calculated based on the Valuation Assumptions).

Definitions.

“Accrued Benefits” means (a) prompt payment of any accrued but unpaid annual base salary through the last day of employment, (b) prompt payment of any unreimbursed expenses incurred through the last day of employment subject to your prompt delivery of all required documentation of such expenses pursuant to applicable employer policies, (c) all other vested payments, benefits or fringe benefits to which you are entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant (excluding any other severance plan, policy or program) or this Letter in accordance with the terms of such plan, program or grant, including any unpaid bonus for any prior fiscal year when it otherwise would have been paid, and (d) a prorated portion of the eIP bonus, if any, that you otherwise would have earned and been paid in respect of the fiscal year in which your employment terminates based on the actual performance of the company for the full year, with such prorated portion calculated based on the period of time during such fiscal year that you were employed, relative to the full fiscal year and only based on the company performance element of the bonus (such prorated eIP bonus amount, if any, the “Prorated Bonus”). You will receive your Prorated Bonus on the date that all other participants in the eIP receive their eIP bonuses in respect of such fiscal year.

“Annual Base Salary” will mean an amount equal to $1,000,000 (or such greater amount as in effect immediately prior to your termination date).

“Bonus Amount” will mean an amount equal to 200% of your Annual Base Salary (or such greater amount as may be established as your target bonus payment immediately prior to your termination date).

“Cause” shall mean (a) your failure to attempt in good faith to substantially perform your assigned duties, other than failure resulting from your death or incapacity due to physical or mental illness or impairment, which is not remedied within 30 days after receipt of written notice from the Company (or, following the Spin-Off, PayPal) specifying such failure; (b) your indictment for, conviction of or plea of nolo contedere to any felony (or any other crime involving fraud, dishonesty or moral turpitude); or (c) your commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company (or, following the Spin-Off, PayPal), except good faith expense account disputes.

“Change in Control” shall mean, for purposes of this Letter: (a) before a Spin-Off, any of the following: (x) a “Change in Control” as such term is defined in the Plan; or (y) a sale of PayPal, Inc. by the Company to any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended) that is not affiliated with the Company; or (z) an announcement by the Company on a Form 8-k (or other similar filing under the Securities Exchange Act of 1934, as amended) that the Company has abandoned its plans to separate the business of PayPal, Inc. from the eBay companies, and (b) on and after the effective date of a Spin-Off, “Change in Control” as such term is defined in the PayPal Plan (but if no such definition is contained therein, then for purposes of this Letter, “Change in Control” shall be as defined in the Plan, but with all references therein to eBay replaced with PayPal).

“Change in Control Period” means the period that begins 90 days prior to, and ends 24 months following, a “Change in Control.”

“Good Reason” means, without your written consent, any of the following events, whereafter you resign your employment within the periods provided below:

(a) the effective date of the Spin-Off does not occur within two years following your commencement of employment with the Company, in which case you shall have sixty (60) days following the second anniversary of your commencement of employment with the Company within which to resign for “Good Reason” (the event described in this clause (a), a “Spin Failure Good Reason”); or

(b) following the Spin-Off, PayPal experiences a Change in Control, after which you are no longer the Chief Executive Officer of the publicly traded company that is (or owns) PayPal, in which case you shall have thirty (30) days following such Change in Control within which to resign for “Good Reason”: or

(c) (i) a material reduction in your annual base salary in effect (x) prior to the Spin-Off, at eBay, but (y) on and after the Spin-Off, at PayPal; (ii) a material reduction in your annual target bonus opportunity (x) prior to the Spin-Off, under the eIP, but (y) on and after the Spin-Off, the Bonus Plan; (iii) (x) prior to the Spin-Off, a material reduction in your authority, duties or responsibilities as President, PayPal, Inc. (which would include your failure to report to the President and Chief Executive Officer of eBay), but (y) on and after the Spin-Off, a material reduction in your authority, duties or responsibilities as Paypal CEO (which would include your failure to report to the PayPal Board); or (iv) any other material breach by the Company (or, after the Spin-Off, PayPal) of this Letter. You will be deemed to have given consent to the condition(s) described in any of clauses (i) through (iv) of this paragraph (c) if you do not provide written notice to the Company (or PayPal, as applicable) of such Good Reason event(s) within 60 days from the first occurrence of such Good Reason event(s), following which the Company (or PayPal, as applicable) shall have 30 days to cure such event, and to the extent the Company (or PayPal, as applicable) has not cured such Good Reason event(s) during the 30-day cure period, you must terminate your employment for Good Reason no later than 60 days following the occurrence of such Good Reason event(s) by providing the Company (or PayPal, as applicable) 30 days’ prior written notice of termination, which may run concurrently with the Company’s (or PayPal’s, as applicable) cure period.

“Valuation Assumptions” means, collectively, the following assumptions: (x) each share of eBay (or, after the Spin-Off, PayPal) common stock underlying an award has a value equal to the average of the closing prices of eBay (or, after the Spin-Off, PayPal) common stock as reported on the NASDAQ Global Select Market for the period of 10 consecutive trading days ending on (and including) the last trading day prior to the date of your termination of employment, (y) if the date of your termination of employment occurs during the performance period with respect to an award of PBRSUs whose target value has been established prior to the date of your termination of employment, but whose e number of shares of applicable employer stock that would be subject to such award based on achievement of applicable performance targets has not yet been granted, then any such award shall be deemed to have been earned and granted assuming achievement of target performance in respect of the applicable performance period immediately prior to such date of termination and (z) any Options that you hold that are outstanding immediately prior to the date of your termination of employment will be valued based on their spread (i.e., the positive difference, if any, of the value of each share of eBay (or, after the Spin-Off, PayPal) common stock underlying the Option, as determined pursuant to clause (x) above), less the per share exercise price of such Option).

Tax and Other Matters.

Section 409A. The Company (or PayPal, as applicable) may withhold from any amounts payable to you such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. It is intended that the payments and benefits provided under this Letter shall comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and the regulations relating thereto, or an exemption to Section 409A, and this Letter shall be interpreted accordingly. Any payments or benefits that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. Each payment under this Letter will be treated as a separate payment for purposes of Section 409A. Notwithstanding anything to the contrary herein, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Letter providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Letter, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean separation from service. If you become entitled to a payment of nonqualified deferred compensation as a result of your termination of employment and at such time you are a “specified employee” (within the meaning of Section 409A and as determined in accordance with the methodology established by the Company (or PayPal, as applicable) as in effect on your date of termination), such payment will be postponed to the extent necessary to satisfy Section 409A, and any amounts so postponed will be paid in a lump sum on the first business day that is six months and one day after your separation from service (or any earlier date of your death). If the compensation and benefits provided under this Letter would subject you to taxes or penalties under Section 409A, the Company (or PayPal, as applicable) and you will cooperate diligently to amend the terms of this Letter to avoid such taxes and penalties, to the extent possible under applicable law.

Change in Control Golden Parachute Excise Taxes. In the event of a Change in Control, where an accounting firm designated by the Company (or PayPal, as applicable) determines that the aggregate amount of the payments and benefits that (but for the application of this paragraph) would be payable to you under this Letter agreement or any other plan, policy or arrangement of the Company (or PayPal, as applicable) and any of their affiliates, exceeds the greatest amount of payments and benefits that could be paid or provided to you without giving rise to any liability for any excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then you may elect either to (1) pay the Excise Tax and receive all such payments and benefits as may be payable to you, or (2) only receive the aggregate amount of such payments and benefits payable or to be provided to you that would not exceed the amount that produces the greatest after-tax benefit to you after taking into account any Excise Tax and other taxes that would otherwise be payable by you (such reduced amount of payments and benefits, the “Reduced Benefit Amount”). In the event you elect to receive the Reduced Benefit Amount, however, the reduction in such payments or benefits pursuant to the immediately preceding sentence shall be made in the following order: (1) by reducing severance payments based on your Annual Base Salary and Bonus Amount, if any is then payable, and then (2) by reducing amounts in respect of any equity-based awards (first in the form of cash payments, if any are due hereunder, then in respect of any vesting of any such awards hereunder, and only thereafter in respect of any vesting of any such awards under any other plan or arrangement).

All of us at eBay are very excited about you joining our team and look forward to a beneficial and fruitful relationship. However, should any dispute arise with respect to your employment or the termination of that employment, we both agree that such dispute shall be conclusively resolved by final, binding and confidential arbitration rather than by a jury court or administrative agency. The Company (or PayPal, as applicable) will bear those expenses unique to arbitration. Please review the enclosed Mutual Arbitration Agreement carefully.

Required Employee Agreements. As a condition of your employment with eBay, you must complete both the Mutual Arbitration Agreement and the enclosed Employee Proprietary Information and Inventions Agreement prior to commencing employment. In part, the Employee Proprietary Information and Inventions Agreement requires that a departing employee refrain from unauthorized use or disclosure of the Company’s confidential information (as defined in that Agreement). That Agreement does not prevent a former employee from using know-how and expertise in any new field or position. Notwithstanding anything in that Agreement to the contrary, following any termination of employment, (i) you will be permitted to retain any personal address book containing contact information (whether or not such address book is maintained on eBay’s systems) and (ii) you may, upon request, provide a reference in respect of any current or former employee of eBay. If you should have any questions about the Employee Proprietary Information and Inventions Agreement, please call me. Otherwise, please sign and date this document and return it to me in the enclosed envelope.

This Letter, the Mutual Arbitration Agreement, and the Employee Proprietary Information and Inventions Agreement contain the entire agreement with respect to your employment. Should you have any questions with regard to any of the items indicated above, please call me. Kindly indicate your consent to this agreement by signing copies of this Letter, the Mutual Arbitration Agreement, and the Employee Proprietary Information and Inventions Agreement and returning them to me, along with the Insider Trading Agreement certification.

This Letter cannot be assigned without your prior written consent, except that eBay is permitted to assign this Letter and the obligations thereunder to PayPal upon consummation of the Spin-Off. This Letter can be modified or amended only by a written instrument executed by eBay (or, following consummation of the Spin-Off, PayPal) and you. By signing this Letter, you represent that you are not subject to any agreements that would prevent you from becoming employed with our companies. Upon your signature below, this will become our binding agreement with respect to your employment and its terms merging and superseding in their entirety all other or prior offers, agreements and communications, whether written or oral, by you and the Company as to the specific subjects of this Letter.

Dan, the Board and I are thrilled by the prospect of you joining us. PayPal has an extraordinary future and I am confident that you are the right leader for PayPal at this exciting time.

Very truly yours,

/s/ John Donahoe
John Donahoe
President and Chief Executive Officer eBay Inc.

ACCEPTED:

/s/ Daniel Schulman
Daniel Schulman

September 29, 2014

Anticipated Start Date: September 30, 2014